Exhibit 99.01

FOR IMMEDIATE RELEASE

Investor Contact:Michael J. Rockenbach	Press Contact: Robin Austin
Chief Financial Officer	Sr. Manager, Public Relations
(714) 885-3695	(714) 885-3462

EMULEX REPORTS SECOND QUARTER RESULTS

25% Sequential Revenue Growth Fueled by Expanded Demand Across Product Lines

     COSTA MESA, Calif., January 20, 2005 — Emulex Corporation (NYSE:ELX), the industry’s preeminent source for a broad range of advanced storage networking infrastructure solutions, today announced results for its second fiscal quarter ended December 26, 2004.

Second Quarter Highlights

•	Revenues of $91.7 million, up from original guidance of $81-85 million, and updated recent guidance of $90-$91 million. This was a 3% decrease from a year ago, but a 25% sequential increase from the first quarter.

•	Non-GAAP diluted EPS of $0.21, and GAAP diluted EPS of $0.16, compared to original non-GAAP guidance of $0.13-$0.15 and GAAP guidance of $0.08-$0.10, and recently updated non-GAAP guidance of $0.19-$0.20 and GAAP guidance of $0.14-$0.15.

•	Gross margin of 63%, both on a non-GAAP and a GAAP basis.

•	Non-GAAP operating margin of 31% and GAAP operating margin of 23%.

•	An 8% sequential reduction in net inventory levels to $23.0 million with a sequential improvement in turns from 4.7 to 5.8.

•	Cash and investments, net of debt, of $222 million, up $40 million sequentially from first quarter levels, and up $125 million from a year ago.

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Emulex Corporation FY ‘05 Second Quarter Results
January 20, 2005

Financial Results

     Second quarter revenues, essentially all of which were comprised of Fibre Channel products, rose 25% sequentially from the first fiscal quarter to $91.7 million. Second quarter non-GAAP net income declined by 9% from the comparable year-ago results, but nearly doubled sequentially to $18.9 million, or $0.21 per diluted share, reflecting margin improvement achieved on sequentially flat operating expenses coupled with higher than originally expected sequential revenue growth. Second quarter GAAP net income, including charges associated with previous acquisitions, was sequentially flat but nearly tripled from a year ago to $14.2 million, or $0.16 per diluted share. A reconciliation between GAAP and non-GAAP results is included in the accompanying financial data.

     Paul Folino, Emulex Chairman and CEO, stated, “The 25% sequential growth in customer demand for Emulex solutions was twice the original guidance level, as orders surged across our customer base and both InSpeed and LightPulse product families. Our mix of switching product revenue to HBAs remained relatively unchanged from the first quarter, reflecting solid sequential gains across both HBA and switching product lines. As we exited the December quarter, channel inventories dropped sequentially, indicating that once again actual point-of-sale channel demand for Emulex HBAs had outpaced recorded revenue.” Emulex’s InSpeed storage switching solutions continued to gain momentum in the market as the company expanded its installed base to 4 million ports, complementing its installed base of 1.8 million Emulex HBAs.

     Folino continued, “As part of our ongoing growth and diversification strategy, we plan to expand our engineering, sales and marketing investment in upcoming quarters as we introduce new Emulex Fibre Channel connectivity solutions for the blade server and volume server markets, enter new multi-protocol storage markets, and launch support for newly acquired OEM customers.” Recently, Emulex introduced its first HBA designed for the IBM eServer BladeCenter, the market’s leading blade server system, which will commence commercial shipment in the current quarter. Folino concluded, “To fuel growth, Emulex is launching more new products this fiscal year than ever before, including a complete line of 4 gigabit per second Fibre Channel I/O and switching products which are rapidly gaining a first-to-market leadership position among our OEMs. Soon, these will be complemented by jointly developed multi-protocol ASICs arising from our strategic relationship with Intel that will offer OEMs an unprecedented, universal serial storage solution spanning Fibre Channel, Serial Attached SCSI and Serial ATA protocols. With interest in 4 gigabit and multi-protocol

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Emulex Corporation FY ‘05 Second Quarter Results
January 20, 2005

technologies accelerating, Emulex is committed to maximizing the new market opportunities ahead of us.”

Business Outlook

     Although actual results may vary depending on a variety of factors, many of which are outside Emulex’s control, Emulex is providing guidance for its third fiscal quarter ending March 2005. Emulex is budgeting for third quarter revenue in a range of $91-93 million, gross margins at 63%, and non-GAAP earnings per share of $0.18-$0.20. On a GAAP basis, Emulex expects diluted third quarter EPS of $0.13-$0.15 per share, reflecting approximately $0.05 per share in expected GAAP charges arising primarily from amortization of intangibles and deferred stock-based compensation.

Webcast Information

     Emulex will host a webcast today at 2:00 p.m. Pacific time to discuss the financial results in detail. The webcast may be accessed live via the home page of the Emulex website at www.emulex.com. During the call, Emulex will discuss details of the second fiscal quarter financial results. A replay of the webcast will be available in the audio archive section of the investor relations page of the Emulex website. In addition, a replay of the quarterly conference call will be available for 48 hours by calling (888) 203-1112— and using the passcode 243868.

About Emulex

     Emulex Corporation is the world leader in Fibre Channel HBAs and delivers a broad range of intelligent building blocks for next generation storage networking systems. Emulex ranked number 16 in the Deloitte 2004 Technology Fast 50 and most recently received recognition as one of Forbes 200 Best Small Companies.

     The world’s leading server and storage providers rely on Emulex HBAs, embedded storage switching and I/O controller products to build reliable, scalable and high performance storage solutions. The Emulex award-winning product families, including its LightPulse™ HBAs and InSpeed™ embedded storage switching products, are based on internally developed ASIC, firmware and software technologies, and offer customers high performance, scalability, flexibility and reduced total cost of ownership. The company’s products have been selected by the world’s leading server and storage providers, including Dell, EMC, Fujitsu Ltd., Fujitsu Siemens, Bull, HP, Hitachi Data Systems, IBM, NEC, Network Appliance, Quantum Corp., StorageTek, Sun Microsystems, Unisys and Xyratex.

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Emulex Corporation FY ‘05 Second Quarter Results
January 20, 2005

In addition, Emulex includes industry leaders Brocade, Computer Associates, Intel, McDATA, Microsoft and VERITAS among its strategic partners. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

EMULEX We network storage

Note Regarding Non-GAAP Financial Information. The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes subsequent benefits related to an inventory charge, impairment charges, gains or losses on the repurchase of convertible subordinated notes and litigation settlements, as well as charges relating to the amortization of deferred stock-based compensation and in-process research and development charges. The projected non-GAAP financial information also excludes any acquisition-related charges associated with the acquisitions of Giganet, Vixel and the technology assets of Trebia Networks. Management believes that the presentation of Non-GAAP information may provide useful information to investors because Emulex has historically provided this information and understands that some investors consider it useful in evaluating Emulex’s core business. Management also uses this non-GAAP information, along with the GAAP information, in evaluating Emulex’s business for these purposes. The non-GAAP results should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other pro forma measures used by other companies.

“Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty making it difficult to determine if past experience is a good guide to the future and making it impossible to determine if markets will grow or shrink in the short term. The Company’s results have been significantly impacted by a widespread slowdown in technology investment that has also pressured the storage networking market that is the mainstay of the Company’s business. A continued downturn in information technology spending could adversely affect the Company’s revenues and results of operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s OEM customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable booking patterns of the Company’s customers; the effects of terrorist activities, natural disasters and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the Company’s ability and the ability of the Company’s OEM customers to keep pace with the rapid technological changes in the Company’s industry and gain market acceptance for new products and technologies; the effect of rapid migration of customers towards newer, lowest cost product platforms; possible transitions from board level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; the Company’s dependence on foreign sales; the effect of acquisitions; impairment charges; and changes in tax rates or changes in accounting standards, including changes in the accounting treatment of employee stock options and contingent convertible debt. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q, under the caption “ Risk Factors.”

This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

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Emulex Corporation FY ‘05 Second Quarter Results
January 20, 2005

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 26,	December 28,	December 26,	December 28,
	2004	2003	2004	2003

Net revenues	$91,671	$94,369	$164,896	$178,946
Cost of sales	33,546	34,806	62,792	63,133

Gross profit	58,125	59,563	102,104	115,813

Operating expenses:
Engineering and development	19,746	18,311	39,943	34,655
Selling and marketing	7,587	6,850	15,011	11,452
General and administrative	3,579	5,588	3,158	9,245
In-process research and development	—	11,400	—	11,400
Impairment of goodwill	—	—	1,793	—
Amortization of other intangibles	6,548	4,301	13,095	5,751

Total operating expenses	37,460	46,450	73,000	72,503

Operating income	20,665	13,113	29,104	43,310

Nonoperating income:
Interest income	2,867	1,978	5,901	4,476
Interest expense	(1,056)	(727)	(2,403)	(1,760)
Gain (loss) on repurchase of convertible subordinated notes	—	(1,764)	13,090	2,901
Other income, net	82	58	72	164

Total nonoperating income (loss)	1,893	(455)	16,660	5,781

Income before income taxes	22,558	12,658	45,764	49,091

Income tax provision	8,357	9,043	17,264	22,888

Net income	$14,201	$3,615	$28,500	$26,203

Net income per share:
Basic	$0.17	$0.04	$0.34	$0.32

Diluted	$0.16	$0.04	$0.32	$0.31

Number of shares used in per share computations:
Basic	82,732	82,558	82,646	82,550

Diluted	92,632	88,447	93,659	87,909

The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $661 and $163 for the three months ended December 26, 2004, and December 28, 2003, respectively. The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $1,492 and $856 for the six months ended December 26, 2004, and December 28, 2003, respectively. Diluted earnings per share for prior periods have been recalculated in accordance with EITF 04-08.

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Emulex Corporation FY ‘05 Second Quarter Results
January 20, 2005

The reconciliation of the non-GAAP net income with the Company’s net income determined under GAAP is presented in the following table.

EMULEX CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(in thousands – unaudited)

	Three Months Ended		Six Months Ended
	December 26,	December 28,	December 26,	December 28,
	2004	2003	2004	2003

GAAP net income, as presented above	$14,201	$3,615	$28,500	$26,203

Items excluded from GAAP net income to calculate non-GAAP net income:
Subsequent benefit related to the excess and obsolete inventory charge, excluded from cost of sales(1)	—	(88)	—	(1,896)
Amortization of deferred stock-based compensation associated with the acquisitions of Vixel and Giganet, as follows:
Excluded from engineering and development	363	567	886	977
Excluded from selling and marketing	219	1,274	458	1,419
Excluded from general and administrative	476	374	961	411
Excluded from cost of sales	37	229	75	233
In-process research and development excluded from operating expenses	—	11,400	—	11,400
Amortization of intangibles, excluded from operating expenses	6,548	4,301	13,095	5,751
Impairment of goodwill, excluded from operating expenses(2)	—	—	1,793	—
Insurance settlement (recovery) and $315 of related interest associated with settlement of securities class action and derivative lawsuits, excluded from general and administrative and interest income expenses	(250)	698	(4,964)	698
Net loss (gain) on repurchase of convertible subordinated notes excluded from nonoperating income(3)	—	1,764	(13,090)	(2,901)
Income tax effect of above items excluded from the income tax provision	(2,678)	(3,248)	691	(1,339)

Impact on net income	4,715	17,271	(95)	14,753

Non-GAAP net income	$18,916	$20,886	$28,405	$40,956

(1)Excess and obsolete inventory charge. Starting in late September 2001, some of Emulex’s major customers made announcements that general economic conditions, exacerbated by the increase in economic uncertainty in the aftermath of the terrorist events of September 11, 2001, were having a negative impact on their financial results. The announcements made, and forecasts received, indicated deteriorating demand for the Company’s one gigabit per second (Gbps) products as these customers were expected to migrate to two Gbps products for future purchases. In order to provide meaningful comparisons of operating results, any subsequent consumption of these previously impaired products is excluded.

(2)Impairment of goodwill. During the first quarter of fiscal 2005, the Company changed estimates and discovered errors related to the deferred tax assets of Vixel Corporation (acquired in November 2004). As a result, the Company recorded a $1.8 million impairment of goodwill in the first quarter of fiscal 2005. Had these items been recorded in fiscal 2004, the Company’s net loss would have been $1.8 million higher, or $534.1 million, instead of $532.3 million. The Company does not believe that this $1.8 million impairment of goodwill is material to fiscal 2004 or 2005 operations.

(3)Net loss (gain) on repurchase of convertible subordinated notes. In the three months ended September 26, 2004, Emulex repurchased $153.0 million in face value of its 0.25% convertible subordinated notes at a discount, resulting in a pre-tax gain of $13.1 million. In the three months ended December 28, 2003, Emulex repurchased $85.4 million in face value of its 1.75% convertible subordinated notes, resulting in a pre-tax loss of $1.8 million. Additionally, in the three months ended September 28, 2003, Emulex repurchased $93.9 million in face value of its 1.75% convertible subordinated notes at a discount, resulting in a pre-tax gain of $4.7 million.

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Emulex Corporation FY ‘05 Second Quarter Results
January 20, 2005

The non-GAAP financial information presented below is based on the Company’s condensed consolidated financial statements and excludes certain adjustments detailed above. The Company uses this non-GAAP information to evaluate its operating performance. This presentation is not in accordance with, or an alternative for, GAAP and may be different from the non-GAAP presentation used by other companies.

EMULEX CORPORATION AND SUBSIDIARIES
Non-GAAP Condensed Consolidated Statements of Income (4)
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 26,	December 28,	December 26,	December 28,
	2004	2003	2004	2003

Net revenues	$91,671	$94,369	$164,896	$178,946
Cost of sales	33,509	34,665	62,717	64,796

Gross profit	58,162	59,704	102,179	114,150

Operating expenses:
Engineering and development	19,383	17,744	39,057	33,678
Selling and marketing	7,368	5,576	14,553	10,033
General and administrative	3,353	4,516	6,846	8,136

Total operating expenses	30,104	27,836	60,456	51,847

Operating income	28,058	31,868	41,723	62,303

Nonoperating income:
Interest income	2,867	1,978	5,586	4,476
Interest expense	(1,056)	(727)	(2,403)	(1,760)
Other income, net	82	58	72	164

Total nonoperating income	1,893	1,309	3,255	2,880

Income before income taxes	29,951	33,177	44,978	65,183

Income tax provision	11,035	12,291	16,573	24,227

Net income	$18,916	$20,886	$28,405	$40,956

Net income per share:
Basic	$0.23	$0.25	$0.34	$0.50

Diluted	$0.21	$0.24	$0.32	$0.48

Number of shares used in per share computations:
Basic	82,732	82,558	82,646	82,550

Diluted	92,632	88,447	93,659	87,909

The interest expense adjustment, net of tax, to the Company’s non-GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $664 and $360 for the three months ended December 26, 2004, and December 28, 2003, respectively. The interest expense adjustment, net of tax, to the Company’s non-GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $1,514 and $1,008 for the six months ended December 26, 2004, and December 28, 2003, respectively. Diluted earnings per share for prior periods have been recalculated in accordance with EITF 04-08.

(4)	See the preceding Note Regarding Non-GAAP Financial Information, as well as the Reconciliation of GAAP Net Income to Non-GAAP Net Income.

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Emulex Corporation FY ‘05 Second Quarter Results
January 20, 2005

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 26,	June 27,
	2004	2004

Assets

Current assets:
Cash and cash equivalents	$125,290	$192,137
Restricted cash	—	23
Investments	315,074	220,114
Accounts and other receivables, net	50,209	61,720
Litigation settlements receivable	—	5,101
Inventories, net	22,989	31,835
Prepaid expenses	3,649	3,572
Deferred income taxes	24,272	26,824

Total current assets	541,483	541,326

Property and equipment, net	64,451	64,570
Investments	157,697	243,125
Other intangibles, net	109,572	122,667
Other assets	1,130	1,293

	$874,333	$972,981

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$23,091	$21,747
Accrued liabilities	22,175	22,839
Income taxes payable	16,985	9,910

Total current liabilities	62,251	54,496

Convertible subordinated notes	376,056	524,845
Deferred income taxes and other	8,407	486

Total liabilities	446,714	579,827

Total stockholders’ equity	427,619	393,154

	$874,333	$972,981

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Emulex Corporation FY ‘05 Second Quarter Results
January 20, 2005

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information

Historical Revenue by Channel and Territory:

	Q2 FY 2005	% Total	Q2 FY 2004	% Total	% Change
($000s)	Revenue	Revenue	Revenue	Revenue	Year/Year

Revenue from OEM customers	$60,146	66%	$66,307	70%	-9%
Revenue from distribution	31,199	34%	28,005	30%	+11%
Other	326	nm	57	nm	nm

Total net revenues	$91,671	100%	$94,369	100%	-3%

United States	$50,695	55%	$51,587	55%	-2%
Europe and rest of world	28,592	31%	33,203	35%	-14%
Pacific Rim countries	12,384	14%	9,579	10%	+29%

Total net revenues	$91,671	100%	$94,369	100%	-3%

Forward-Looking Diluted Earnings per Share Reconciliation:

Guidance for
Three Months Ending
March 27, 2005
Non-GAAP diluted earnings per share guidance	$0.18-0.19
Items excluded, net of tax, from non-GAAP diluted earning per share to calculate GAAP diluted earnings per share guidance:
Amortization of intangibles	(0.04)
Amortization of deferred stock-based compensation	(0.01)

GAAP diluted earnings per share guidance	$0.13-0.14

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